RANDALL W. HEINRICH, P.C.
                          8 GREENWAY PLAZA, SUITE 818
                              HOUSTON, TEXAS 77046

TELEPHONE:  713/951-9100                             FAX:  713/961-3082

                                August  2,  2012

Securities  and  Exchange  Commission
100  F  Street,  NE
Washington,  DC  20549

     RE:     Registration  Statement  on  Form  S-8
          Under  the  Securities  Act  of  1933

Ladies  and  Gentlemen:

     I have acted as counsel for Discovery Energy Corp., f/k/a "Santos Resource Corp.," a Nevada corporation (the "Company"), in connection with the registration with the United States Securities and Exchange Commission (the "Commission") on a Registration Statement on Form S-8 under the Securities Act of 1933 of up to 6.0 million shares of the common stock, $.001 par value (the "Common Stock"), which may be issued pursuant to the terms, provisions and conditions of the Discovery Energy Corp. 2012 Equity Incentive Plan (the "Plan").

     In such capacity, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

     1. Charter documents of the Company on file with the Secretary of State of Nevada;
     2.     Bylaws  of  the  Company,  as  amended  to  date;
     3.     The  Plan;
     4. The records of corporate proceedings relating to the authorization of the Plan; and
     5. Such other instruments and documents as I have deemed necessary for the purpose of rendering the following opinion.

     In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of a certificates of an officer of the Company and on certificates of public officials, and have made such investigations of law as I have deemed necessary and relevant.

     Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that the Common Stock has been duly and validly authorized by the Company and, when issued in accordance with the Plan, will be duly and validly issued, fully paid and non-assessable.

     The foregoing opinions are based on and are limited to the corporation law of the state of Nevada. The opinions expressed herein are rendered as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise you of any changes in or any new developments which might affect any matter or opinion set forth herein.

     I  hereby  consent  to  the  filing  of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement pursuant to which the Common Stock will be registered with the Commission. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under
Section  7 of the Securities Act or the rules and regulations of the Commission.

                                     Very  truly  yours,

                                     RANDALL  W.  HEINRICH,  P.C.

                                     By:  /s/  Randall  W.  Heinrich
                                     Randall  W.  Heinrich,  President